Exhibit 10.1
2025 Genworth Financial, Inc. Omnibus Incentive Plan 2026 Director Restricted Stock Unit Award Agreement

Dear #ParticipantName#:

This Award Agreement and the 2025 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Award Agreement and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms of this Award Agreement.

1.    Grant. You are hereby granted Restricted Stock Units ("RSUs"), which vest (become non-forfeitable) based on your continued future service on the Board of Directors and/or certain other events, as set forth in Section 3 below. Each vested RSU entitles you to receive from Genworth Financial, Inc. (the “Company”) one Share of the Company's Class A common stock (“Share”), as set forth in Section 6 below, all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Board of Directors.

a.    Grant Date: #GrantDate# (the “Grant Date”)

b.    Number of RSUs: #QuantityGranted#

c.    Vesting Date. Unless vesting is accelerated as provided in Section 3 herein or otherwise in the discretion of the Board of Directors as permitted under the Plan, the RSUs shall vest (become non-forfeitable) on the first anniversary of the Grant Date (the “Designated Vesting Date”), provided that you continue to serve on the Board of Directors through the earlier of: (i) the Designated Vesting Date, or (ii) the date of the next annual meeting of stockholders of the Company that occurs not less than 50 weeks following the Grant Date.

2.    Agreement to Participate. You have been provided with this Award Agreement, and you have the opportunity to accept this Award Agreement, by accessing and following the procedures set forth on the stock plan administrator’s website. The Plan is available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan at any time by contacting Human Resources at the address or telephone number set forth below in Section 11(a). By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the RSUs and/or Shares issued pursuant to the Plan and this Award Agreement.

If you do not wish to accept the RSUs and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 11011 W. Broad Street, Glen Allen, VA 23060, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

3.    Vesting of RSUs. The RSUs have been credited to a bookkeeping account on your behalf. The RSUs will vest and become non-forfeitable as follows:

a.    Designated Vesting Date. The RSUs will vest on the Designated Vesting Date provided in Section 1(c), provided that you continue to serve on the Board of Directors on such date.

Unvested RSUs shall be immediately cancelled upon termination of your service on the Board of Directors, except as provided in Sections 3(b) and 3(c) below.

b.    Termination of Service Due to Death or Total Disability. If your service on the Board of Directors terminates as a result of your death or Total Disability, then all of your unvested RSUs shall immediately vest. For purposes of this Award Agreement, “Total Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as reasonably determined by the Board of Directors.

c.    Termination of Service Due to Retirement. If your service on the Board of Directors terminates due to your retirement (including a decision not to stand for re-election to the Board of Directors), then a Pro Rata Amount of your unvested RSUs shall immediately vest. For purposes of this Award Agreement, “Pro Rata Amount” means the number of RSUs (rounded up to the nearest whole number) equal to the product of (i) the number of your unvested RSUs, times (ii) a fraction, the numerator of which is the number of whole months between the Grant Date and the date of your retirement (rounded up to the nearest whole number), and the denominator of which is 12. Any RSUs that fail to vest in accordance with the preceding sentence will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

d.    Change of Control. Upon the occurrence of a Change of Control, all of your unvested RSUs shall immediately vest as of the effective date of the Change of Control, provided that the circumstances giving rise to such Change of Control meet the definition of a “change in control event” under Code Section 409A.

4.    Forfeiture of RSUs Upon Termination of Service. If your service on the Board of Directors terminates prior to the Designated Vesting Date provided in Section 1(c) for any reason other than as described in Section 3 above, you shall forfeit all right, title and interest in and to any RSUs that fail to vest in accordance with the terms of this Award Agreement as of the date of such termination and such RSUs will be reconveyed to the Company without further consideration or any act or action by you.

5.    Rights as a Stockholder. You do not have any rights as a stockholder of the Company with respect to the RSUs. Upon conversion of the RSUs into Shares, you will obtain full voting, dividend and other rights as a stockholder of the Company.

6.    Conversion to Stock. Unless the RSUs are forfeited as provided in Section 4 above, the RSUs will be converted to Shares [NOTE: Inclusion of choice A, B or C below will be determined based on each director’s deferral election with respect to his or her RSUs.]

[A]    on the Designated Vesting Date provided in Section 1(c), or earlier upon vesting as provided in Sections 3(b) – 3(d)
-OR-

[B]    upon termination of your service on the Board of Directors, provided, however, that if your termination of your service on the Board of Directors during a period in which you are a “specified employee” (as defined under Code Section 409A ), then, to the extent delivery of Shares would constitute non-exempt “deferred compensation” under Section 409A of the Code, your right to receive the Shares will be delayed until the earlier of your death or the first day of the seventh month following your separation from service]
-OR-

[C]    on or about the date of the Company’s Annual Meeting of Stockholders that occurs in calendar year ___, or earlier upon your death or a Change of Control

(the “Conversion Date”). Shares will be registered on the books of the Company in your name as of the Conversion Date and delivered to you as soon as practical thereafter, in certificated or uncertificated form, as you shall direct.

7.    Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Shares while the RSUs are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the RSUs shall be converted into additional RSUs in your name, based on the Fair Market Value of the Shares as of the date such dividends or distributions were payable, and such additional RSUs shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the RSUs with respect to which they relate. Upon conversion of the RSUs into Shares on the Conversion Date, you will obtain full voting and other rights as a stockholder of the Company.

8.    Nontransferability. The RSUs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated ("Transfer"), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

9.    Requirements of Law. The granting of the RSUs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.    Administration. This Award Agreement shall be administered by the Board of Directors, with all of the powers and protections afforded the Committee under the Plan. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board of Directors may adopt for administration of the Plan. It is expressly understood that the Board of Directors is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant. The Board of Director’s interpretation of the Plan and this Award Agreement, and all decisions and determinations by the Board of Directors with respect to the Plan and this Award Agreement, shall be final, binding, and conclusive on all parties.

11.    Plan; Prospectus and Related Documents; Electronic Delivery.
a.    A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 11011 W. Broad Street, Glen Allen, VA 23060, or telephone (804) 281-6000.

b.    As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.    The Company will deliver to you electronically a copy of the Company's Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company's stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company's website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company's Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, VA 23060, or telephone (804) 281-6000.

d.    By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

12.    Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Board of Directors shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of your Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

13.    Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Board of Directors contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

14.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Please refer any questions you may have regarding your Restricted Stock Unit Award to the Executive Vice President and Chief Human Resources Officer.

Acceptance Date: #AcceptanceDate#
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